KIRKLAND’S FIRST QUARTER 2012 CONFERENCE CALL

Moderator: Robert Alderson, CEO
May 18, 2012
10:00 am CT

Operator:	Ladies and gentlemen, thank you for standing by. Welcome to Kirkland’s, Inc. First Quarter 2012 conference call.

During the presentation, all participants will be in a listen-only mode. Afterwards, we will conduct a question-and-answer session. At that time if you have a question, please press the 1 followed by the 4 on your telephone. If at any time during the conference you need to reach an operator, please press star 0. As a reminder, this conference is being recorded, Friday, May 18, 2012.

I would now like to turn the conference over to Ms. Drew Anderson of corporate communications.
You may begin, ma’am.
Drew Anderson:	Good morning and welcome to the Kirkland’s, Inc. conference call to review the company’s results for the first quarter of fiscal 2012.
On the call this morning are Robert Alderson, President and Chief Executive Officer, and Mike Madden, Senior Vice President and Chief Financial Officer.

The results as well as notice of the accessibility of this conference call on a listen-only basis over the
Internet were released earlier this morning and a press release that has been covered by financial media.

Except for historical information discussed during this conference call, the statements made by company management are forward looking and made pursuant to the safe harbor provisions of the Private Securities
Litigation Reform Act of 1995.

Forward-looking statements involved known and unknown risks and uncertainties which may cause Kirkland’s actual results these periods to differ materially from forecasted results.
Those risks and uncertainties are more fully described in Kirkland’s file including Securities and Exchange Commission including the company’s annual report on Form 10-K filed on April 12, 2012.
With that said I will turn the call over to Mike for review of the financial results. Mike?
Mike Madden:	Thanks, Drew, and good morning everyone.
I’ll begin with the review of the first quarter financial statement and then finish with financial guidance for the second quarter and our updated performance goals for fiscal 2012.
For the first quarter, net sales were 97.8 million, a 3.6% increase versus the prior quarter.
Comparable store sales including e-commerce decreased 1.2%.
E-commerce sales were 3.3 million for the quarter, a 101% increase over the prior quarter.
Average sales per brick and mortar store increased approximately 1%.

For brick and mortar stores, the comp sales decline was driven by 5% decrease in transaction offset by 2%
increase in the average ticket. The decrease in transactions resulted from a decline in the conversion rate partly offset by 1% increase in the traffic count.

The increase in the average ticket was the result of an increase in items sold per transaction combined with a flat average retail selling price.

Sales performance by geographic area were — was relatively consistent across the chain similar to the fourth quarter. Sales result in Texas and Louisiana lagged the company average while results in North Carolina were above the company average.

Merchandise category showing comp increases were arch mirrors, floor — floral — I’m sorry, outdoor living and furniture. These increases were offset primarily by declines in decorative accessories, wall décor, and lamps.

In real estate, we opened five stores and closed 17 stores during the quarter, bringing us to 297 stores at quarter end. Eighty-five percent of the total stores at quarter end were in off-mall venues and 15% were located in closed malls.

At the end of the quarter we had 2.1 million square feet under lease. That’s an 8% increase from the prior year. Average store size was up 7% to 7000 square feet.
Gross profit margin for the first quarter decreased approximately 100 basis points to 39.3% of sales from 40.3% in the prior quarter.
The components of gross profit margin were as follows:

First, merchandise margin increased 60 basis points as a percentage of sales. As we anticipated inbound freight costs on inventory were lower than in the prior year, positively impacting the merchandise margin by approximately 50 basis points. Excluding the freight impact, merchandise margins were up slightly versus the prior year.

Second, store occupancy cost increased approximately 100 basis points as a percentage of sales, reflecting the negative comparable store sales result combined with the reduction in the number of leases with negotiated ramp reductions in comparison to the prior year.

Additionally, due to these renegotiations, the prior year occupancy ratio benefited from acceleration of tenant allowance amortization in the stores that were affected.
Third, outbound freight cost increased 50 basis points, reflecting an increase in e-commerce sales which carried higher shipping cost and an increase in diesel fuel prices.
And finally central distribution cost increased 10 basis points versus the prior quarter, reflecting a comparable store sales decline combined with the increase in e-commerce sales.
Operating expenses for the quarter were 32.3 million or 33% of sales as compared to 29.7 million or 31.4% of sales for the prior quarter.

One hundred and forty basis points of the increase was due to an increase in marketing expenses primarily related to two seasonally focused direct mail, mini catalogs that were dropped during the quarter.

The remainder of the increase is primarily due to deleverage spinning from the comparable store sales decline.
Depreciation and amortization decreased 30 basis points as a percentage of sales, reflecting accelerations and depreciation in the prior year for stores impacted by lease-free negotiations.
Operating income for the first quarter was 3.2 million or 3.2% of sales as compared to 5.2 million or 5.5% of sales for the prior quarter.

Income tax expense was 1.2 million or 38.4% of pretax income versus expense of 2 million or 38.2% of pretax income for the prior quarter. The slight increase in the right reflects the lower amount of pretax income versus the prior year.

Net income for the quarter was approximately 2 million or 10 cents per diluted share as compared to net income of
3.2 million or 15 cents per diluted share in the prior quarter. And at the end of the quarter there were
18,170,236 shares outstanding.

Turning to the balance sheet and the cash flow statement, inventories at April 28, 2012, were 47.5 million or
$160,000 per store as compared to 44.6 million or $152,000 per store in the prior year. This represents a 6%
increase in total inventory and a 5% increase on a per store basis.

On a per square foot basis, inventories are down 4% year-over-year. We expect the end of second quarter with inventories in the range of 46 to 48 million.
At the end of the first quarter, we had $73.2 million in cash on hand as compared to 90.3 million at the end of the prior quarter and 83.1 million at year end.

During this trailing 12-month period, we repurchased 2.3 million shares of our common stock for a total of 26.6 million as part of our share repurchase authorization that was established in August of 2011.

No borrowings were outstanding under our evolving line of credit and capital expenditures were 4.1 million for the quarter. Of the total capital expenditures, 1.9 million related towards construction and 1.9 million related to information technology projects with the remainder relating to maintenance items.

The final item I’ll cover before turning the call over to Robert is to provide guidance for the second quarter and our updated outflow on the full fiscal year.

For the second quarter ending July 28, 2012, we expect total sales to be in the range of 94 to 96 million, reflecting a range of comparable store sales results between flat and a decrease of 3% compared to sales of 89.7 million and a comparable store sales decrease of 8% in the prior-year quarter.

We expect gross profit margin to be roughly equal to the prior year, reflecting a slight improvement in merchandise margin offset by increases in outbound freight, occupancy and central distribution cost as a percentage of sales.

Operating expenses for the second quarter should slightly below that of first quarter.
Based on these high-level assumptions, we expect to report a loss of 7 to 11 cents per share for the second quarter.
We expect to open 10 to 12 stores during the quarter and close five stores.
For the full year fiscal 2012, we expect to open 40 to 45 new stores and close approximately 30 stores, many of these representing relocation opportunities.
The overall store activity would equate the unit growth of 3% to 5% and square footage growth of 10%.

We expect total sales for fiscal 2012 to increase 7% to 9% over the prior year. This expectation for total sales growth reflect the additional week in the retail calendar for fiscal 2012 which includes this free week.

This level of sales growth would imply comparable store sales of slightly negative to flat excluding the impact of the additional week of sales.
Based on our current outlook, we would expect the operating margin for fiscal 2012 to be below last year in the range of 90 to 140 basis points.

An increase in our expected levels of promotional activity during the second quarter and gradually rising outbound freight cost will make merchandise margin gains more difficult to achieve than originally anticipated.

Continuing investments in technology infrastructure, personnel additions in key areas of the business and an increase in marketing activities will also provide operating margin pressure in the short term.

With the tax rate assumption ranging between 38% and 38.5% for the year, we would expect earnings per share to be in the range of 87 cents to 97 cents for fiscal 2012.

From a tax flow standpoint, we anticipate capital expenditures total in 29 to 32 million for landlord construction allowances for new stores. Approximately 16 to 18 million of total capital expenditures will relate to new store construction, 7 to 8 million will relate to information technology with the balance relating to distribution center improvement and store merchandise fixture enhancement and other refurbishment to stores.

This level of capital spending — combined with our operating performance expectations — would yield positive cash flow for the year before assumptions of share repurchase activity.
Thank you and I’ll now turn the call over to Robert.
Robert Alderson:	Thanks, Mike.

The first quarter results this point are seen after the effort in prior months to address merchandising and marketing opportunities that we felt would improve our first half business and continue the sales momentum we’ve slowly built in the back half of 2011.

Certainly we were cautious in setting expectations for the quarter, but we felt a different approach to our spring merchandising would provide a more easy first half merchandise mix and more quickly and strongly address the change in seasons in the resulting customer preference for spring colors and outdoor related merchandise.

While gross sales only fell slightly below our expectations, comparable store sales lagged the prior-year quarter despite a small lift from e-commerce sales.
As expected, we had a small and time limited merchandise margin advantage of about 50 basis points from inbound freight differentials entering the quarter.

Finally, merchandise margin results were slightly up to the prior-year quarter. Traffic — a big emphasis of our marketing effort — was slightly up on a comparable basis for the quarter. And our work throughout 2011 to address improved average at retails, items per transaction and average transaction yielded almost $1 increase in the average ticket. But our conversion rate fell about 6%, produced a slight drop in comparable sales.

We noted that the quarterly results were significantly affected by what seems to be a change in consumer somewhat in the last five to six weeks of the quarter. We produced inline comparable sales in February and throughout half the month of March.

Sales lag thereafter likely influenced by another rise in fuel prices toward $4 per gallon and wide speculation that prices would go higher in (this run).
Promotional activity to drive traffic and sales in order to counter the customer (pull back) was accelerated and limited our year-over-year merchandise margin gains.

Fuel prices have recently pulled back from recent highs, but consumer confidence has not rebounded. Sufficient noise remains in the macroeconomic environment to suggest a cautious outlook for retail in the near term is reasonable.

Garden category continue to lead our business with strong sales and merchandise margin performance to plan in last year delivering almost 20% of our first quarter sales. The furniture, mirrors, floral and outdoor living all produced respectable comparable sales results.

Alternative wall décor made great progress versus our plan to continue to lag in comparable sales due to the reallocation of the inventory spend in this category.
Decorative accessories continue to be an area of concern as this important category represented almost 13% of our total business for the quarter but lagged our sales plan in last year.
A new initiative for Kirkland’s outdoor living merchandise for (unintelligible) and patio with a light core entry to the mix and has performed reasonably well.
However, in hindsight, with exceptionally mild winter and very early spring, we delivered to our stores a bit later than would have been optimal for this merchandise.

Some of our categories are pushed up slightly in price point as well as on the style scale for the first half, mostly furniture, decorative accessories, candles and lamps. Furniture benefited the most including some current market trends such as industrial (in distress) within our traditional mix.

In lamps and decorative accessories, we introduced new colors, style scale, materials and price points with some success, but we may have moved the selling price too much and too high respectively and are adjusting slightly to be sure to enclose sufficient merchandise for our traditionally solid customer and to continue to deliver easily identified (value) to the customers.

Mike gave our cautious opinion about business expectations for the second quarter pretty much in line with much of the retail community. We expect continued slow economic growth and cautious consumer spending consistent with
April slowdown.

In saying those expectations, we were very aware of the environment. But our primary focus is and must be focused on the delivery of consistent and reasonable growth in period-over-period sales and earnings comparison.

That effort is setting us the background of major undertakings in our business such as increase spending toward continued steady store replacement and modest growth; to finish our four-year program debt rate, our most critical information systems; upgrade our in-store and multi-unit supervisory talent for the better and more consistent store experience to maintain growth and momentum in our e-commerce and significantly improve content delivery across all forms of our marketing message to customers about our strong value proposition and constantly renewed merchandise mix.

I don’t believe we’re really far off but the last several quarters suggest our primary focus must remain on merchandise sale and sales improvement.
We’re an industry leader in the productivity of inventory that demonstrated ability and high priority on the consistent control of inventory volumes. That won’t change.

But we’re well aware must improve to produce strong accretion of shareholder value is consistent sales productivity. Over our 46-year history — including our almost 10-year public experience — we’ve maintained a merchandising plan featuring item focused buying and constant flow of new products, high turn volume sales and value pricing. The result has been a retailer that sometimes very hot and sometimes not.

We’ve also gathered a very loyal group of customers across more than 30 states that are fans in the merchandising experience.

As we have resumed growth and exited in closed malls and moved off-mall and the strip centers in a larger footprint since 2008, that method has produced a store model that features rapid maturity and constant -
consistently strong cash flows.

However, our comparable store sales experience has featured long runs about strong and weaker comp sales.
So our task is necessarily to continue to address the core problem without changing our merchandise DNA or deserting our customer base or sacrificing our organic growth opportunity.

We don’t think our measured new store growth should or must stop while we address those issues. We’re unique in our sector at less than 300 stores with an obvious growth potential in a period of great real estate opportunity.

A very large amount of our new store activity over the past three years and projected in plan for 2012 has been for replacement stores remaining in the same markets as their mall store predecessors.

At 2014, we will be very close to finalizing a seven-year plan to move out of small expense, even close mall locations. Replacing stores in existing long-term markets in proximity to the prior mall store is a safe bet to deliver a productive store. It doesn’t guarantee comp sales increases for new store classes and clearly shows the importance of merchandising success.

Our focus as we steadfastly move toward fall of 2012 or early spring 2013 to turn on our new generation Oracle merchandising software system is to apply better information to decisions about what to buy, how it’s priced and if how and when it’s replenished and how it’s allocated.

While more and better information is wonderful, we expect to enjoy a much enhanced decision making process with our new merchandise hierarchies, systemic tracking, store-specific inventories and lighter markdown optimization.

We recognize that we need to add to our merchandising ability with experienced senior management additions and to continue the modifications to our merchandising process to utilize a more data driven approach in all aspects of our buying and merchandise planning and allocation.

Therefore, over the next several months and beyond, as necessary our management board will work together to identify our needs and process change and (talent) and to fill those needs while maintaining our focus on creativity and product development and delivering value to our customer.

We know that we can deliver new and unique merchandise at great prices and at the same time be more structured, efficient and disciplined, propelling our merchandise organization toward more consistent productivity. We’ll continue to apply that same effort to marketing.

Asking customers for their business effectively is a relatively new thing for us given nearly 41 years as predominantly mall-based retailer.

For the first time we delivered two spring sales catalogs e-mailed to customers and to over 1 million potential new customers. We’ve begun an aggressive campaign to add more e-mail recipients to our 2.5 million base, retained that group and returned former recipient.

We continued to expand Facebook and other social media followers, and to evaluate the return on those investments, we’re constantly evaluating the effectiveness of our increased marketing spending that recognized the considerable lag between spend, recognition, creation of a widely-known brand and creation of new customers, a necessary endeavor.

As for merchandising, we’ll continue to press on improvement in process and people to seek maximum penetration and productivity.
We’ve already made great strides and learning to thrive in our new off-mall neighborhood, yet we have much more important work to do.

We’ll remain very focused on optimizing short-term results, but we’ll also ensure that we make decisions for the long term that deliver shareholder value that we know Kirkland’s is capable of providing.

We appreciate your interest and patience. I’m confident we the right course. I look forward to reporting our progress.
Operator, we’ll take questions.
Operator:	Thank you.
Ladies and gentlemen if you would like to register a question, please press the 1 followed by the 4 on your telephone. You will hear a three-tone prompt to acknowledge your request.
If your question has been answered and you would like to withdraw your registration, please press the 1 followed by the 3.
And if you are using a speakerphone, please lift your handset before entering your request.
Our first question from the line of Brad Thomas with KeyBanc Capital Markets.
You may begin.
Brad Thomas:	Thanks. Good morning, Robert. Good morning, Mike.
Man:	Good morning.
Brad Thomas:	Wanted to just ask first of all about the marketing side of things. Robert, you mentioned that it can take time for new marketing efforts to drive new customers.

But as you reflect on the investments that you made on this quarter, you know, how much do you think it helped benefit comps? I mean, is it a case that you didn’t really see any benefit from it and that negative 1.2 comp was kind of reflective of just advertising that you have been doing over the past year or do you think things have been worse without that advertising? How are you guys looking at the current investment?

Robert Alderson:
Carefully. We’re trying to understand what it added and what it didn’t add. We inserted coupons into the — both of the books in order to get some idea about how the redemption for most coupons affected business.

I think it’s very difficult on our first two efforts to assess that. There’s a lot of anecdotal information that we get from stores and wherein stores we seek people using the catalog to shop. And we’ve had, you know, a good bit of nice comment about it.

But all in all, as I look back at the first quarter, I’m not sure I’m glad we did it because, you know, I’d like to have that million dollars on the other side of the line. So it’s a little bit of a difficult decision right now as to where we want to go with it.

((Crosstalk))
Mike Madden:	Just to add to that (road), on the coupon redemption, which we can measure pretty easily, I mean, that by itself would suggest that the sales lift wasn’t much.

But as Robert said, there are anecdotal, you know, you know, there’s things out there that suggest that, you know, it drove more than that, and we certainly think it did. But just looking at that measurable, you know, coupon redemption it didn’t look like a big impact.

Brad Thomas:	Okay.

And then just a follow-up on the store actions that you all have had over the last couple of years, I mean, it’s been, by my (assessment), about 25% of stores that are, you know, a new location or a new store. Could you just give us an update on how those newer stores are performing when you look at a metric sales per square foot or four-wall profitability that kind of adjusts for the larger stuff at (unintelligible)?

Mike Madden:
If you look at the new stores and really, I mean, when you look at the last two classes or last three classes would be more representative of the new real estate we’re going after and the relocations we’ve done that you referenced, those stores are (comping) right with the company average. If you look at the class of ‘09 and class of ‘10 as they’re very comparable to what we’re seeing in the rest of the chain.

On a per square foot basis it’s a similar story.

You know, there are bigger stores that were generating more sales and they’re also in real estate where the occupancy cost is more attractive and not as high as some of the older, you know, mall and early off-mall stores.
So they’re more profitable on a dollar basis, but we’ve yet to see it in the comps list and as well as the sales per square foot, and some of that may have to do with the fact that they are relocations and you’re dealing with the same customer base.

Brad Thomas:	Okay.
And then just one housekeeping item. The — I believe last quarter the guidance excluding any benefit from share of purchases. Is that the case again for this quarter?
Mike Madden:	It is in kind of modest amount of that going forward.
Brad Thomas:	Got you. Okay thanks guys.
Operator:	Our next question from the line of David Magee, SunTrust Robinson Humphrey.
You may begin.
David Magee:	Good morning guys.
Robert Alderson:	Good morning, David.
David Magee:	Just a couple of questions.
One is, when you slice and dice this as if the chain based on geography, are you seeing anything different as far as, you know, where the stores are located versus, you know, the sales trend?
Mike Madden:	Could you repeat that, David?
((Crosstalk))
Mike Madden:	...a hard time hearing you. You’re a little low volume there.
David Magee:	Yes, I’m sorry. I’ll say it louder.

When you look at this chain and look at the differences of the store performances, you know, throughout the chain, are you seeing any different with regard to geography where the stores are located that would account for, you know, any trend?

Mike Madden:
Not really. In our prepared comments there, I think the overriding comment is the consistent sales trend across geographies. We did call out Texas being a little bit — and the gulf area to be more precise, being a little bit below that company average.

And then in the Carolinas, we’ve seen better results. I think some of that have to do with improvements we’ve made in staffing and — in those stores in that area of the country and the comps they were up against.

That’s a — the general statement is pretty consistent.
David Magee:	Are you seeing anything different now versus a few months ago with regard to promotions by other retailers?
Robert Alderson:	You know, we try to keep up with what’s going on promotionally. I don’t think we see much difference honestly.

I think when we’re highly promotional, we can drive traffic and sales but that certainly not margin productive.
And, you know, for example, we had one of the — I guess we have the best Saturday before Easter — excuse me, for
Mother’s Day we’ve ever had but that was a highly promotional day. And it’s nice and we enjoyed it but, you know, you’d like to drive that without a high-level promotional activity around it. So I think it’s somewhat the same.

David Magee:	Do you sense that there’ll be any difference going into the fall based on what you see in the sector the last month or so?
Robert Alderson:	(Absent) or change in consumer (setting) I don’t know.
David Magee:	Do you think a big promotion this fall then?
Robert Alderson:	I do.
David Magee:	Okay. Well thank you.
Robert Alderson:	Thank you.
Operator:	Our next question from the line of Anthony Lebiedzinski with Sidoti & Company.
You may begin.

Anthony Lebiedzinski: Yes, good morning.

I wanted to follow up on the previous question in regard to the marketing strategies. So, you know, the catalog didn’t exactly pan out the way you guys had expected. So going forward what changes are you making to your marketing strategy?

Robert Alderson:Well I think
we’ll take a really hard
look at how we use a vehicle
like that. We may do it
exclusively online. We may
do a much less robust
offering. The mailing is
really the big cost of it
and the effort was really
directed toward new
customers more than existing
customers all of whom got it
online.
So I think we’re still in
the process of thinking
about how that works for the
fall. But I would expect
that we will try to
(unintelligible) some of the
cost. We’ll continue, as I
said, to push hard to lift
our e-mail base because that
is a well-proven source for
business, and we communicate
with that e-mail base very
frequently.
We’re — we’ve been very
somewhat of a leader I guess
in our sector — I would
think we are — in working
with social media and trying
to gain some customer
recognition and transfer
there. I’m not entirely sure
that we’ll know the results
of that for a while because
there are so many new avenues, interests and
others that are making some
impact. We’ll continue to do
that but I don’t know that
that will be the major
focus. I think e-mails and
maybe a more — or a less
costly way to provide some
interaction with the new
customer will probably be
the approach.
Anthony Lebiedzinski:	Okay.

And the wall décor business, decorative accessories, those were down last year in the first quarter over a year or so. What is your plan to revive these segments?

Robert Alderson:We’ve been working
on wall décor for a while, and
we’re seeing, you know, I think
some nice results to plan, but
we’ve taken some spend out of that
mainly because one of the most
important segments is that the
shadowbox segment was really in
effect even the second half of last
year, and we felt like we needed to
reduce the spend in that category
and put in other places. So I think
we’re doing a good job in the wall
décor area.
There’s been — there’s some bright
spots in decorative accessories,
and some of our classes we did
extremely well. We used to do
particularly well in a couple of
big ones. Clocks and containers
come to mind immediately. And we’re
obviously evaluating exactly what
we did and what we think about why
it didn’t work and how much money
we won’t put in that area going
forward.
Decorative is a very important
category for us because it helps us
establish some ideas about what’s
actually happening with our
customer related to style, color
and other trends that are — exist
in our sector. And so we pay a lot
of attention to it, and we will
continue to do that.
Anthony Lebiedzinski:	Okay. And.
((Crosstalk))
Robert Alderson:We refocused our -
and regrouped our buyer that we
formerly had on deck and it moved
somewhere else. We put her back in
place and I think over time we’ll
do well with it.
I think the opportunity for us
there is to continue to add new and
to help with new styles, new colors
but also retain a little bit more
of our traditional style of
customers’ merchandise.
Anthony Lebiedzinski:	Got it okay.

And can you talk about impact of weather on your business?

Robert Alderson:You know,
the only impact that I
really think it has I wish
probably (we had) delivered
some of our outdoor living
merchandise earlier because
we certainly had an earlier
spring throughout the south
and southwest where we have
most of our stores. We had
virtually no winter.
And so a very early look by
the consumer at spring
product, that’s something
that was a little bit
different for us to sell and
I think our timing can be
improved. So I’m — I think
we’ll do a better job with
that going forward but I
didn’t see any other impact
that I thought was
particularly compelling.
We were prepared very early
in new year to — and did
deliver new spring colors,
spring oriented and outdoor
merchandise, and that’s the
change from prior year.
Anthony Lebiedzinski:	Okay.

Can you just give us a store count off-mall versus mall locations at quarter end please?

Mike Madden:	It’s 44 off — 44 on-mall and — I guess that would make 249 off.
Anthony Lebiedzinski:Okay thank you.
Operator:	Our next question from the line of Neely Tamminga from Piper Jaffray.
You may proceed.
Neely Tamminga:	Hey good morning guys. So.
Man:	Hey.
Neely Tamminga:	...just a little bit of question here as well maybe (a little bit of) summary.

So it seems to me that you guys historically over the years that we’ve covered you is that you do very well seasonally in the second half versus the first half. I mean, that’s really kind of where you guys kind of shine with your customers and the relevancy on top of the mind.

So here you’re saying about, you know, store is important, deck is important, things like that, but, you know, are there ways that you can actually flow the product differently and micro (stores) maybe next year or was it just simply you didn’t have the right products at the right time because of the warmer weather? Just wondering if it’s a flow issue or lack of a category dominant issue in the first half. Any thoughts on that?

Robert Alderson:	Well you’re absolutely right we’re better in the second half of the year when there’s heavy seasonal influence. That’s something that we’re — have been — probably the most adept at over the years.

You know, Neely, this year we — as I said earlier, we introduced a lot more spring and outdoor-related merchandise. And, you know, we did pretty well with that merchandise through the first half of the quarter and it seemed that we hit a wall. And so a little hard to tell whether the (low) was entirely us or there was some
(macro effect) to it.

But we had a big slowdown in April. And our spring collections that we entered the year with actually had a couple of hundred basis points and margin improvement over the company. We had, you know, a nice average retail. It turned pretty well.

I mean, I think as we look back at it, maybe the thing that we relate to flow maybe the thing that we didn’t do is have enough backup flow of that merchandise, and I think we were trying to be extremely cautious with it as we entered sort of a new group of merchandise and a new way to go about the first half.

So we may have outthought ourselves a little bit but it seemed like the right thing to do at the time. So I would like to have a little more of what we sold in February and the first three weeks of March.

Neely Tamminga:	Okay. That’s really helpful.

And in terms of your seasonal (build) and relevancy with your customer, I mean, does that kind of kickoff that
July time frame or is that more kind of September, October? Can you remind us in terms of, you know, when she’s really coming to convert in your store?

Robert Alderson:
We’ve begun to have some seasonal merchandise in the form of Harvest, Halloween by mid-August (unintelligible).
And that sort of — that piece of seasonal will go strongly through and conclude with Halloween weekend. And then we’ll introduce Christmas in September and in course will exit immediately after New Year. So we’re well in to buy in for that and anticipate a reasonably good seasonal season again this year.

Mike Madden:	Neely.
Neely Tamminga:	Okay.
Mike Madden:
...in terms of the flow, the volume though, in addition to the seasonal nature of the merchandise, we have -
you know, the seasonality of the business is historically really started to kick up in July in terms of this volume — sales volume as we run a semiannual event, and then it continues on through the back half.

We’ve — in the last five years or so — had somewhat of a low in the business kind of April to June time frame. So just — that’s just the seasonality pattern we’ve established over the years.
Neely Tamminga:	Okay. That’s really helpful, Mike. And we’ll be watching you this closely for the (spring edition). Thanks so much for your help.
Mike Madden:	Thank you.
Operator:	Ladies and gentlemen as a reminder, to register you may press the 1 followed by the 4.
Our next question from the line of Bill Dezellem, Tieton Capital Management.
You may proceed.
Bill Dezellem:	Thank you.

Relative to the new store openings and the closing, could you please remind us again when you did anticipate shifting from the strategy of closing all of (unintelligible) and opening the off-mall relocation? I know you mentioned it in your opening remarks. I just missed what you said.

And then secondarily would you go into some more detail in terms of what you see the implications of that shift will be on the business when it does take place?
Mike Madden:	I’ll take the first part of that, Bill.

We mentioned 30 — approximately 30 closing this year. There’s 44 mall stores left at the end of the first quarter, but there’s also a couple of dozen other smaller lifestyle center stores that ultimately we want to reposition as well.

So I think the level of closings, this is probably a high point this year, and they’ll start to dwindle as early as next year, but that’ll continue to work off. When you’re thinking about 60 stores or so over a reasonably long period of time, I think that the pace of closing is going to slow as early as next year.

Robert Alderson:
I think in terms of the implication of it is that we’re working now to do some remedial work in the stores. The off-mall stores we’ll keep to refixture those, so that they more — they’re more uniform in fixturing. And I think that will allow us a little bit better opportunity and visual in store operations to be more homogenous and also to present a face to the public that’s more recognizable as Kirkland’s.

I think to move off-mall, as Mike mentioned earlier, has produced a more profitable store with a little bit larger size at lower occupancy cost. And I think how we use that opportunity that we have with additional space, how productive we are with that will go a long way toward determining how we maximize the move off-mall.
I think we have some work to do there.

Bill Dezellem:	Thank you both.
Mike Madden:	Thanks, Bill.
Robert Alderson:	Thank you.
Operator:	Mr. Alderson, we have no further questions at this time, so I’ll turn the call back to you.
Robert Alderson:	Thanks everyone for your time and interest. We’ll talk to you next quarter. Thanks.
Operator:	Ladies and gentlemen this does conclude the conference call for today. We thank you all for your participation and kindly ask that you please disconnect your lines.
Have a great weekend everyone.

END